                                                                    EXHIBIT 99.1

                                COMPANY CONTACT:
                                Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlabs.com) Director of Investor Relations
                                ATRIX LABORATORIES, INC.
                                (970) 482-5868
                                HTTP://WWW.ATRIXLABS.COM

                  ATRIX LABORATORIES REPORTS 2003 FIRST QUARTER
                                FINANCIAL RESULTS

               HIGHLIGHTS:
                 o  HIGHEST QUARTERLY SALES REVENUE TO DATE
                 o  NET SALES AND ROYALTIES INCREASES 167% OVER 1Q 2002
                 o  TOTAL QUARTERLY REVENUE INCREASES TO OVER $9 MILLION

FORT COLLINS, CO (APRIL 25, 2003) -- ATRIX LABORATORIES, INC. (NASDAQ NM: ATRX) today announced consolidated financial results for the first quarter ended March 31, 2003.

For the quarter ending March 31, 2003, net sales and royalty revenue increased 167 percent to $3.2 million compared to $1.2 million in first quarter 2002. This increase was primarily due to the recognition of $1.8 million in sales and royalties from the Eligard(R) (leuprolide acetate for injectable suspension) franchise as well as $0.5 million increase in sales of Atridox(R) (8.5% doxycline) in Europe. The Eligard revenue included a full quarter of sales of Eligard 7.5mg and Eligard 22.5mg and one month of sales of Eligard 30mg.

Total revenue increased 90 percent to $9.5 million compared to total revenue of $5.0 million for the period ending March 31, 2002. Research and development expenses increased 32 percent to $8.7 million for the period compared to $6.6 million for the three months ended March 31, 2002. The company continues to focus on Phase III clinical studies for Eligard 45mg and Atrisone. Development partners, including Fujisawa Healthcare Inc. and Sanofi-Synthelabo Inc., reimbursed approximately half of total R&D expenses. The net loss for the first quarter 2003 was $3.0 million or $0.15 per share compared to a net loss for the first quarter 2002 of $4.8 million or $0.24 per share.

"This quarter was marked by the approval and launch of the Eligard four-month prostate cancer product, which now offers the entire Eligard product line the opportunity to compete in the total market," said David R. Bethune, chairman and chief executive officer at Atrix. Sanofi-Synthelabo has stated that they are pleased with the uptake since the four-month product came on the market. We expect Eligard sales to continue to exhibit strong growth in the second quarter when we will have a full quarter of sales of all three strengths. Currently, over 90 representatives are promoting Eligard. We are pleased that Sanofi-Synthelabo continues to add resources to expand the number of urology sales representatives."

Bethune continued, "We have made significant progress this quarter in the Phase III studies for Atrisone(R) (5% dapsone) and the six-month Eligard product. In fact, we are ahead of schedule



                                     (more)
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on the clinical studies for Eligard 45mg and working hard to make an earlier than planned New Drug Application submission of this unique dosage form."

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products. Additional information is available on the Atrix Laboratories, Inc. website at http://www.atrixlabs.com.

Statements made in this press release may contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995, including statements about the following topics: the company's expectations for Eligard, Atrisone, and other products in development; the company's expectation that their marketing partners will be able to successfully market any products developed and/or approved; and its hopes for the future of its business. The company is subject to certain risk factors that may cause actual results to differ materially from anticipated results. Those risks include, but are not limited to, the following: risks associated with product demand, particularly the company's expectation of strong Eligard sales growth in the second quarter; pricing, market acceptance of its current and proposed products, changing economic conditions, risks in product and technology development, the risk that a New Drug Application for Eligard 45mg might not be submitted earlier than expected, and competition from other products and treatments. For additional information about risk factors, please see the reports filed by the company with the SEC, including the company's Annual Report on Form 10-K for the year ended December 31, 2002 and the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The statements in this press release are made as of today, based on information currently known to management, and the company disclaims any duty to update such statements.

                                 (TABLES FOLLOW)


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                    ATRIX LABORATORIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                             3 Months Ended        3 Months Ended
                                                             March 31, 2003        March 31, 2002
                                                             --------------        --------------
REVENUE:
 Net sales and royalties                                      $      3,219          $      1,159
 Contract research and development revenue                           4,310                 2,495
 Licensing, marketing rights and milestone revenue                   1,931                 1,363
                                                              ------------          ------------
           Total revenue                                             9,460                 5,017
                                                              ------------          ------------

OPERATING EXPENSE:
 Cost of sales                                                       1,428                   530
 Research and development                                            8,692                 6,561
 Administrative and marketing                                        2,855                 1,823
 Administrative - stock and stock option compensation                   22                 1,257
 Extraordinary loss on extinguished debt                                --                    14
                                                              ------------          ------------
           Total operating expense                                  12,997                10,185
                                                              ------------          ------------
LOSS FROM OPERATIONS                                                (3,537)               (5,168)
                                                              ------------          ------------

OTHER INCOME (EXPENSE):
 Equity in loss of joint venture                                       (74)                 (410)
 Investment income                                                     739                 1,354
 Gain (loss) on sale of marketable securities                          120                   (71)
 Interest expense                                                       --                  (129)
 Debt conversion expense                                                --                  (125)
 Other                                                                   1                     2
                                                              ------------          ------------
           Net other  income                                           786                   621

NET LOSS                                                            (2,751)               (4,547)
Accretion of dividends on preferred stock                             (244)                 (228)
                                                              ------------          ------------
NET LOSS APPLICABLE TO COMMON STOCK                           $     (2,995)         $     (4,775)
                                                              ============          ============

Basic and diluted earnings per common share:
  Net loss                                                    $       (.14)         $       (.23)
  Accretion of dividends on preferred stock                           (.01)                 (.01)
                                                              ------------          ------------
  Net loss applicable to common stock                         $       (.15)         $       (.24)
                                                              ============          ============
  Basic and diluted weighted average common shares
    outstanding                                                 19,741,591            19,928,654
                                                              ============          ============


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                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                   (UNAUDITED)

                                                             MARCH 31, 2003       DECEMBER 31, 2002
                                                             --------------       -----------------
Working capital                                                 $108,536               $114,039
Total assets                                                     145,066                150,025
Deferred revenue                                                  40,820                 37,064
Series A convertible exchangeable preferred stock                 14,759                 14,514
Shareholders' equity                                              76,663                 82,255

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